Exhibit 10.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	WELLS FARGO SECURITIES, LLC Duke Energy Center 550 South Tryon Street Charlotte, North Carolina 28202 WELLS FARGO BANK, NATIONAL ASSOCIATION 301 South College Street Charlotte, North Carolina 28288

CONFIDENTIAL

November 2, 2014

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attention: Glenn Eisenberg, Executive Vice President, Chief Financial Officer

Project Neon

Bridge Facility Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS” and, together with Bank of America, “BofAML”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”, and, together with BofAML, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding equity interest in Covance Inc. (the “Acquired Business”), through a merger transaction with Neon Merger Sub Inc., and to consummate the other Transactions. In connection therewith, the Borrower intends to obtain a senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $4,250,000,000 (as such amount may be reduced as set forth in the Term Sheet) comprised of two tranches: (a) a $3,850,000,000 364-day unsecured debt bridge tranche and (ii) a $400,000,000 60-day cash bridge tranche. The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) each of Bank of America and Wells Fargo Bank is pleased to advise you of its several, and not joint, commitment to provide the applicable percentage set forth in Schedule I hereto of the full principal amount of the Bridge Facility (in such capacity, each an “Initial Bridge Lender” and together, the “Initial Bridge Lenders”) and Bank of America is pleased to advise you of its willingness and you hereby appoint Bank of America, to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, and you hereby appoint Wells Fargo Bank, to act as syndication agent for the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”) and (b) each of MLPFS and Wells Fargo Securities is pleased to advise you of its willingness, and you hereby engage MLPFS and Wells Fargo Securities, to act as an exclusive joint lead arranger and an exclusive joint bookrunner (in such capacity, each a “Lead Arranger” and together, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) in consultation with you, including Bank of America and Wells Fargo Bank. Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as joint manager of the physical books. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Bridge Facility unless you and we shall so agree. The commitments of the Initial Bridge Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth herein and in the Term Sheet (it being understood that the commitments of the Initial Bridge Lenders hereunder in respect of the Bridge Facility are subject only to the conditions set forth in Section 5 of the Commitment Letter and in Exhibit B attached to this Commitment Letter). All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

2. Syndication. The Lead Arrangers intend to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) and the execution of the Acquisition Agreement (which syndication shall not reduce the commitments of the Initial Bridge Lenders hereunder, except as provided for in Section 8). Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter (as defined below)) (such date, the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, their subsidiaries and their advisors to provide, the Lead Arrangers and the Lenders upon reasonable request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined)), (b) your assistance in the preparation of a confidential information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and, to the extent practical and appropriate, the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements (as hereinafter defined) delivered to you in respect of any Permitted Assignee, as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (e) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations at one or more meetings of prospective Lenders at times and places to be mutually agreed, subject to confidentiality agreements acceptable to Borrower and the Lead Arrangers.

You further agree to use commercially reasonable efforts to deliver to one or more investment banks appointed by you to place or sell securities in connection with the Senior Notes

(collectively the “Investment Bank”), not later than 10 business days prior to the Closing Date (or as soon thereafter as reasonably practicable), a complete preliminary prospectus supplement, preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “road show” relating to the placing or selling of securities in connection with the Senior Notes, which contains all financial statements and other data required to be included therein or customarily included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by your independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all required pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes or that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the Senior Notes and (2) arrange to deliver at the closing of such placement or sale (A) a customary comfort letter (which shall provide “negative assurance” comfort) from your independent accountants (and any predecessor accountant or acquired company accountant to the extent financial statements of the Borrower or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document) and (B) a customary “10b-5” legal opinion or disclosure letter from your counsel.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (other than (i) the Senior Notes, (ii) the Term Loan Facility and (iii) amendments or refinancings of the Existing Credit Agreement that do not increase the aggregate committed amount thereof and (iv) any other financing agreed by the Lead Arrangers), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

Notwithstanding to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Bridge Facility, but without limiting the conditions precedent in Section 5 hereof or Exhibit B, and without limiting your obligations to assist with syndication in this Section 2, none of the foregoing obligations under the provisions of this Section 2 nor the commencement, conduct or completion of the syndication contemplated by this Section 2 is a condition to the commitments or the funding of the Bridge Facility on the Closing Date

3. Information Requirements. You hereby represent and warrant that (a) all written information, other than Projections (as defined below), forward-looking information and other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business or its subsidiaries or businesses), when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made or are made, when taken as a whole (giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Borrower, the Acquired Business and their subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that were believed by the Borrower to be reasonable as of the date of such Projections are prepared and as of the date such Projection are made available to the Lead Arrangers (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to Information and forward looking information relating to the Acquired Business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (to your knowledge with respect to Information and forward looking information relating to the Acquired Business) will be correct in all material respects at such time. The accuracy of the foregoing representations and warranties, whether or not cured or supplemented, shall not be a condition to the obligations of any of the Initial Bridge Lenders hereunder unless the inaccuracy results in an express condition hereunder otherwise not being satisfied on the Closing Date. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to pay, or cause to be paid, the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lead Arrangers and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Lead Arrangers in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party), and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) such Indemnified Party’s material breach of this Commitment Letter, the Fee Letter or any of the Credit Documentation or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings (as hereinafter defined) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under the Bridge Facility). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, or your subsidiaries or affiliates or to your respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Bridge Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 4. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5. Conditions to Financing. Each Initial Bridge Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject solely to satisfaction or waiver of each of the following conditions precedent: (a) since November 2, 2014, no change or event shall have occurred that has had or would reasonably be expected to have an Acquired Business Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter and the Fee Letter, customary for transactions of such type and otherwise reasonably satisfactory to the Lead Arrangers and you (the “Credit Documentation”); provided that, subject to the Limited Conditionality Provision (as defined below), documentation substantially similar to the documentation (with adjustments to reflect that the Facility is a “bridge” facility) in connection with the Existing Credit Agreement, with such modifications as are set forth in the Term Sheet or are mutually agreed upon, is satisfactory for this purpose, and (c) the satisfaction of conditions set forth on Exhibit B. For the purposes hereof, “Acquired Business Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts to the extent relating to (i) the economy in general, (ii) the pharmaceutical, biotechnology, healthcare, contract research, contract sales, drug development, healthcare informatics, chemical, agrochemical and food industries generally, including changes in the use, adoption or non-adoption of technologies or industry standards, (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided, however, that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity, (vi) changes following the date of hereof in applicable accounting regulations or principles or official interpretations thereof, (vii) changes in foreign currency rates, (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (ix) the announcement of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided, however, that this clause (ix) shall not apply to Section 3.01(d)(ii)) or (x) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business); provided, however, that the changes, effects, events, occurrences, circumstances or states of facts set forth in the foregoing clauses (i), (ii), (iii), (v) and (vi) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such changes, effects, events, occurrences, circumstances or states of facts have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, when compared to other participants in the industries in which the Company and its Subsidiaries operate, or (2) prevents or materially impairs or delays the ability of the Company to consummate the Merger or the other Transactions. All capitalized terms, and section references, in the preceding definition of “Acquired Business Material Adverse Effect” shall have the meaning assigned to such terms, or refer to such sections, in the Acquisition Agreement in effect on the date hereof and references to “this Agreement” in the preceding definition of “Acquired Business Material Adverse Effect” shall be a reference to the Acquisition Agreement.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) such of the representations made by the Acquired Business in the Acquisition Agreement (as hereinafter defined) as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under charter documents, the Existing Credit Agreement or the Borrower’s existing indentures pursuant to which the Borrower’s convertible subordinated notes and senior unsecured notes were issued, Federal Reserve margin regulations, the use of the proceeds of the Bridge Facility not violating laws against sanctioned persons, the Foreign Corrupt Practices Act and the U.S.A. Patriot Act, the Investment Company Act and the absence any continuing event of default (limited to violation of negative covenants (other than the Financial Covenant), bankruptcy defaults, change of control and cross-acceleration to and cross-payment default under the Existing Credit Agreement or the Borrower’s existing indentures pursuant to which the Borrower’s convertible subordinated notes and senior unsecured notes were issued). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent (such approval not to be unreasonably withheld or delayed) except (i) on a confidential basis, to your affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Bridge Facility, in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including Exhibit A (but not the Fee Letter) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (v) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case your agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (vi) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letter), (vii) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter and (viii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors (but only with respect to this Commitment Letter), legal counsel and other legal advisors on a confidential basis in connection with their consideration of the Transactions.

Each Commitment Party shall use all information provided to them by or on behalf of you hereunder or in connection with the Acquisition or the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in each case such Commitment Party agrees to inform you promptly thereof prior to disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties or any of their respective affiliates, (iv) to the Commitment Parties’ affiliates, directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the Commitment Parties shall be responsible for their affiliates’ compliance in keeping such information confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to any of the Commitment Parties’ knowledge subject to confidentiality obligations to you or any of your affiliates, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective subsidiaries or any of their respective obligations; provided that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information or (vix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information and otherwise subject to the immediately preceding paragraph. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share, subject to the immediately preceding paragraph, with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided, further that if the Bridge Facility closes and the Credit Documentation shall be executed and delivered, (i) the provisions Sections 2 and 3 shall survive only until the Syndication Date, and (ii) the provisions under Section 4 and the second paragraph of Section 6 shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters. You may terminate each of Initial Bridge Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof ; provided, however, that (a) the interpretation of the definition of “Acquired Business Material Adverse Effect” (and whether or not an “Acquired Business Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Initial Bridge Lender may assign all or a portion of its commitment hereunder only to one or more prospective Lenders that are (i) approved by you in writing (such approval not be unreasonably withheld or delayed), or (ii) the lenders agreed upon in writing by you and us on or prior to the date hereof (such Lenders described in clauses (i) and (ii), each, a “Permitted Assignee”), whereupon such Initial Bridge Lender shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve such Initial Bridge Lender of its obligations hereunder, except to the extent such assignment is evidenced by a customary joinder agreement (a “Joinder Agreement”) pursuant to which such Permitted Assignee agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or change compensation in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us.

Subject to Section 2 hereof, any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, the Initial Bridge Lenders’ commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder; provided, that with respect to the commitments, any assignments thereof to an affiliate or branch will not relieve the Initial Bridge Lender from any of their obligations hereunder unless and until such affiliate or branch shall have funded the portion of the commitment so assigned on the Closing Date.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be due and payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 5:00 p.m. (New York City time) on November 3, 2014 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (a) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the closing of the Acquisition or the execution of the Credit Documentation, (c) the date that the Acquisition Agreement is terminated in accordance with its terms and (d) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter Hall
	Name:	Peter Hall
	Title:	Managing Director

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Darin Mills
	Name:	Darin Mills
	Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Andrew J. Gamble
	Name:	Andrew J. Gamble
	Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first written above:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Glenn Eisenberg
	Name:	Glenn Eisenberg
	Title:	Executive Vice President, Chief Financial Officer

Signature Page to Commitment Letter

SCHEDULE 1

Initial Bridge Lender	Commitment

Bank of America, N.A.	50.0%

Wells Fargo Bank, N.A	50.0%

Total	100%

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Laboratory Corporation of America Holdings, a Delaware corporation, (the “Borrower”).

Guarantors:	None.

Transactions:	The Borrower intends to acquire (the “Acquisition”) all of the outstanding equity interests in Covance Inc. (the “Acquired Business”) through a merger transaction with Neon Merger Sub Inc., pursuant to the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement” ) dated as of November 2, 2014, among the Borrower, the Acquired Business and Neon Merger Sub Inc. for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (“Acquisition Cash Consideration”) and common stock of the Borrower as set forth in the Acquisition Agreement as in effect on the date hereof (“Acquisition Stock Consideration” and together with the Acquisition Cash Consideration, the “Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (a) obtain a senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”), (ii) certain cash of the Acquired Business and (iii) the proceeds of a senior unsecured term loan credit facility (the “Term Loan Facility” and, together with the Senior Notes, the “Permanent Financing”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Syndication Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as sole and exclusive syndication agent for the Bridge Facility (the “Syndication Agent”).

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) will act as exclusive joint lead arrangers and exclusive joint bookrunners for the Bridge Facility (each a “Lead Arranger” and together, the “Lead Arrangers”).

Lenders:	Bank of America, Wells Fargo Bank, National Association (“Wells Fargo Bank”) and other banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Borrower.

Bridge Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of $4,250,000,000 (the “Bridge Facility”) comprised of two tranches: (a) a $3,850,000,000 364-day unsecured debt bridge tranche (the “Capital Markets Bridge Tranche”) and (b) a $400,000,000 60-day unsecured cash bridge tranche (the “Cash Bridge Tranche”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay all or a portion of the Acquisition Cash Consideration and (ii) to pay the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes.

Maturity:	The Capital Markets Bridge Tranche will mature on the date that is 364 days after the Closing Date (the “Capital Markets Bridge Maturity Date”).

The Cash Bridge Tranche will mature on the date that is 60 days after the Closing Date (the “Cash Bridge Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit

Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds (other than proceeds from any casualty or condemnation event, any intercompany transfer or dispositions not to exceed $10,000,000 in the aggregate) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower) other than net cash proceeds of any non-ordinary course sale or other disposition that are reinvested in assets to be used in the Borrower’s and/or its subsidiaries’ business within 180 days of receipt of such proceeds, subject to other exceptions to be agreed upon;

(b) 100% of the committed amount of any term loan credit facility or issuance of senior notes (including, without limitation, the Term Loan Facility and any Senior Notes) entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility); and

(c) without duplication of clause (b) above, 100% of the net cash proceeds received from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes and any proceeds of any term loan facility) other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred (x) in the ordinary course, (y) to pay Transaction costs, including any fees under the Fee Letter or the Commitment Letter or (z) otherwise (other than to fund any portion of the Acquisition Cash Consideration ) subject to pro forma compliance with Maximum Leverage Ratio test, under the Credit Agreement dated as December 21, 2011 among the Borrower, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto (the “Existing Credit Agreement”), (iii) other incurrences of debt not to exceed $50,000,000 in the aggregate at any time outstanding and (iv) other debt for borrowed money to be agreed upon;

(d) 100% of the net cash proceeds received from any issuance of equity (in a public offering or private placement) by the Borrower or any of its subsidiaries in a capital raising transaction, subject to exceptions for employee stock option plans and other equity issuances to be agreed upon.

All mandatory prepayments or commitment reductions pursuant to clause (b) through (d) above shall be applied first to the Capital Markets Bridge Tranche and second to the Cash Bridge Tranche. All mandatory prepayments and commitment reductions pursuant to clause (a) above shall be applied pro rata to the Capital Markets Bridge Tranche and the Cash Bridge Tranche.

In addition, the commitments shall terminate on the earliest of (x) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (y) the closing of the Acquisition and (z) the date that the Acquisition Agreement is terminated in accordance with its terms.

Optional Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments may be allocated between the Capital Markets Bridge Tranche and the Cash Bridge Tranche as determined by the Borrower.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Representations and Warranties:	Substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: (i) organization, powers, (ii) authorization, (iii) enforceability, (iv) governmental approvals, (v) financial statements, (vi) no material adverse change, (vii) subsidiaries, (viii) litigation; compliance with laws, (ix) federal reserve regulation, (x) investment company act, (xi) use of proceeds, (xii) tax returns, (xiii) no material misstatements, (xiv) employee benefit plans, (xv) environmental matters, (xvi) senior indebtedness, (xvii) no default and (xviii) laws against sanctioned persons, FCPA, PATRIOT Act.

Covenants:	Those affirmative, negative and financial covenants substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, or otherwise noted below, and limited to the following:

(a) Affirmative Covenants: (i) Existence, business and properties; compliance with laws, (ii) insurance, (iii) obligations and taxes, (iv) financial statements, reports, etc, (v) litigation and other notices, (vi) maintaining records, access to properties and inspections, (vii) use of proceeds and (viii) violation of laws against sanctioned persons and FCPA).

(b) Negative Covenants: Restrictions on (i) subsidiary indebtedness, (ii) liens, (iii) mergers, consolidation and sale of assets, (iv) business of borrower and subsidiaries, and (v) organizational documents.

(c) Financial Covenants:

• Maximum Leverage Ratio of 4.75 to 1.00

calculated in a manner substantially similar to the Existing Credit Agreement as in effect on the date hereof.

Events of Default:	Substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties and limited to (i) accuracy of representations in any material respects, (ii) nonpayment of principal, interest, fees or other amounts when due, (iii) failure to perform or observe covenants set forth in the Credit Documentation, (iv) cross defaults to other material indebtedness, (v) bankruptcy and insolvency defaults, (vi) material monetary judgments, (vii) ERISA events and (viii) change of control.

Assignments and Participations:	Prior to the Closing Date, the Lenders will be permitted to assign commitments on terms substantially consistent with Section 8 of the Commitment Letter. From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility in minimum amounts to be agreed upon with the consent of the Borrower (not to be unreasonably withheld, and such consent not to be required (x) during the continuance of an Event of Default or (y) in connection with an assignment to a lender, an affiliate of a lender or an approved fund). The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within ten business days. All assignments shall require the consent of the Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender and (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender.

Indemnification:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of pocket attorneys’ fees and settlement costs, except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from such Indemnified Party’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York.

Expenses:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Bridge Facility are closed. The Borrower will also pay the reasonable and documented out-of-pocket expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Bridge Facility following a default or event of default thereunder; provided that the Borrower shall not be liable for the fees, disbursements and charges of more than one separate firm for the Lenders in each relevant jurisdiction with respect to the same matter (unless there shall exist an actual or perceived conflict of interest among the Lenders, in which case, one or more additional firms shall be permitted to the extent necessary to eliminate such conflict).

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0%).

Default Interest:	Automatically upon the occurrence of a payment event of default, the amount of principal and interest overdue shall bear interest at a default rate of interest equal to an additional 2% per annum over the rate otherwise applicable and such interest will be payable on demand and in the case of overdue interest, 2% in excess of the interest rate applicable to the principal on which such interest accrued.

Applicable LIBOR Margin:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV
Ratings	≥BBB/Baa2	BBB–/Baa3-	BB+/Ba1	≤BB/Ba2
Closing Date through 89 days following the Closing Date	125 bps	150 bps	175 bps	200 bps
90th day following the Closing Date through 179th day following the Closing Date	150 bps	175 bps	200 bps	225 bps
180th day following the Closing Date through 269th day following the Closing Date	175 bps	200 bps	225 bps	250 bps
From the 270th day following the Closing Date	200 bps	225 bps	250 bps	275 bps

The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower issued by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) (the “Public Debt Rating”). If (a)

Annex I-1

each of the Public Debt Ratings falls within a different pricing level, then the pricing level shall be set based on the higher of such pricing levels; provided that if there is a split in Public Debt Ratings of more than one level, the pricing level that is one level lower than the pricing level of the higher Public Debt Rating shall apply, (b) if the Borrower only has one Public Debt Rating, the pricing level shall be set based upon the pricing level one level lower than such Public Debt Rating, and (iii) if the Borrower does not have any Public Debt Rating, pricing level IV shall apply.

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Fees:	The Borrower will pay a fee (the “Undrawn Fee”), for the ratable benefit of the Lenders, in an amount equal to 0.15% of the undrawn portion of the commitments in respect of the Bridge Facility from and including the later of (x) the day that is 60 days following the execution of the Commitment Letter and (y) date of execution of the Credit Documentation to but excluding the Fee Payment Date, which fee shall payable upon the Fee Payment Date. For the purposes hereof, “Fee Payment Date” means the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date.

Annex I-2

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent (subject to the Limited Conditionality Provision):

(i) The Acquisition shall be consummated substantially concurrently with the closing under the Bridge Facility in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arrangers without the Lead Arrangers’ prior written consent; provided that (i) increases in purchase price, if funded with equity, shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers and shall not require the consent of the Lead Arrangers to the extent funded by equity only, (ii) decreases in purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers and shall not require the consent of the Lead Arrangers if such purchase price reduction shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility; and (iii) any amendment to the definition of “Material Adverse Effect” as defined in the Acquisition Agreement are materially adverse to the interests of the Lenders and the Lead Arrangers.

(ii) The Lead Arrangers shall have received for each of the Borrower and the Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity (to the extent available) and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date, which financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, provided that the Borrower’s and the Acquired Business’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arrangers. The Agent acknowledges receipt of (i) the annual audited financial statements of the Borrower and the Acquired Business for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of each of the Acquired Business and the Borrower for each fiscal quarter through June 30, 2014.

(iii) The Lead Arrangers shall have received a pro forma consolidated balance sheet of the Borrower and the Acquired Business as the last day of the most recently completed fiscal quarter period for which financial statements have been delivered pursuant to paragraph (ii) above and pro forma consolidated income statements for the most recent fiscal year and most recent interim period delivered pursuant to paragraph (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred

Exhibit B-1

as of the last day of the pro forma financial statements delivered (in the case of such balance sheet) or at the beginning of the pro forma financial statements delivered (in the case of the income statement), which pro forma financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3; provided that the Borrower’s and the Acquired Business’s public filing of any required pro forma financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arrangers.

(iv) (A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a borrowing notice and (B) the Acquisition Agreement Representations shall be true and correct, except to the extent that failure of such Acquisition Agreement Representations to be true and correct would not give the Borrower (or a subsidiary) the right to terminate its (or its affiliates’) obligations under the Acquisition Agreement or result in a failure to satisfy a condition to the Borrower’s (or the Borrower’s affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement and the Specified Representations shall be true and correct in all material respects as of the Closing Date.

(v) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto.

(vi) The Borrower shall have a Public Debt Rating (giving effect to the Transactions) from each of S&P and Moody’s.

(vii) The Lead Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or Commitment Letter, (solely with respect to expenses) to the extent invoiced at least 3 days prior to the Closing Date.

(viii) The Lead Arrangers shall have received at least five business days prior to the Closing Date, to the extent requested at least ten business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Exhibit B-2

ANNEX I

TO EXHIBIT B

FORM OF

SOLVENCY CERTIFICATE

[            ], 201[    ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], 201[    ], among [            ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
	Title:	[Chief Financial Officer]

Annex I-2